Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Epsium Enterprise Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.00002 per share(1)	457(o)			$120,053.40	$92.70 per million	$13.10
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$13,713,052.50		$13.10
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13.10

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Our ordinary shares are not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the average selling price of our ordinary shares that were sold to our shareholders in a private placement.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.